EXHIBIT 99.1

PROXY	PROXY

ZHONE TECHNOLOGIES, INC.

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [                    ], 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints MORTEZA EJABAT and KIRK MISAKA, and each of them, with full powers of substitution in each, as proxies for the undersigned, to represent the undersigned and to vote all of the shares of common stock of Zhone Technologies, Inc. (“Zhone”) which the undersigned would be entitled to vote, as fully as the undersigned could vote and act if personally present, at the Special Meeting of Stockholders (the “Meeting”) to be held on [                    ], 2005, at [         ] a.m. local time, at the principal offices of Zhone at 7001 Oakport Street, Oakland, California 94621, as follows on the reverse, and in their discretion upon all other matters that may properly come before the Meeting by or at the direction of the board of directors, or at any adjournment or postponement thereof.

The undersigned may revoke this proxy by filing with the Secretary of the Meeting, at or before the taking of the vote at the Meeting, a written notice of revocation or a duly executed proxy, in either case later dated than the prior proxy, for the same shares or by attending the Meeting and voting in person. Attendance at the Meeting will not by itself revoke this proxy. Any written notice of revocation or subsequent proxy must be received by the Secretary of the Meeting prior to the taking of the vote at the Meeting. The written notice of revocation or subsequent proxy should be hand delivered to the Secretary of the Meeting or should be sent so as to be delivered to Zhone at 7001 Oakport Street, Oakland, California 94621, Attention: Secretary.

The board of directors recommends a vote “FOR” the issuance of Zhone common stock pursuant to the Agreement and Plan of Merger, dated as of July 7, 2005 (the “Merger Agreement”), by and among Zhone, Parrot Acquisition Corp., a wholly owned subsidiary of Zhone, and Paradyne Networks, Inc. (“Paradyne”). If any other business is presented at the Meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the board of directors knows of no other business to be presented at the Meeting.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Proposal 1 is more fully described in the joint proxy statement/prospectus that accompanies this proxy. You are encouraged to read the joint proxy statement/prospectus carefully.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If properly executed and no direction is given, this proxy will be voted “FOR” Proposals 1 and 2. The board of directors recommends a vote “FOR” Proposals 1 and 2.

Proposal 1.	To approve the issuance of Zhone common stock pursuant to the Merger Agreement. In the merger, Parrot Acquisition Corp. will merge with and into Paradyne, with Paradyne surviving the merger as a wholly owned subsidiary of Zhone. Paradyne stockholders will receive 1.0972 shares of Zhone common stock for each share of Paradyne common stock held immediately prior to the merger.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Proposal 2.	To grant discretionary authority to adjourn the Meeting, if necessary, to solicit additional proxies with respect to Proposal 1.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The undersigned acknowledges receipt from Zhone, prior to the execution of this proxy, of the Notice of Special Meeting and accompanying joint proxy statement/prospectus relating to the Meeting.

DATED: , 2005

Signature

Signature

Please mark, date and sign as your name(s) appear(s) to the left and return in the enclosed envelope. If acting as an executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign.